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                                                                  EXHIBIT  20.2

                                                                         ALLIED
                                                                           LOGO

NEWS Release                                                 ALLIED Group, Inc.
For Immediate Release                                              701 5th Ave.
NASDAQ Symbol:  ALGR                                 Des Moines, IA  50391-2000
                                           Contact: Jim Shaffer  (515) 280-4326


                     ALLIED GROUP, INC. COMPLETES CONVERSION

Des Moines, Iowa, March 7, 1996--ALLIED Group, Inc. (Nasdaq symbol ALGR) reported that the conversion of all its ESOP Convertible Preferred Stock to common stock has been completed. After the conversion, the Company had 13.9 million shares of common stock issued and outstanding, and The ALLIED Group
Employee Stock Ownership Plan Trust held 4.4 million common shares. The Company's market capitalization now stands at approximately $575 million.

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ALLIED Group,  Inc. is a regional  property-casualty  insurance  holding company specializing in personal lines. The Company's property-casualty subsidiaries use independent agencies, exclusive agencies, and direct response marketing to offer products in central and western states. Information on ALLIED Group, Inc. is now
available  at  http://www.cprofiles.com,   http://www.prnewswire.com/cnoc,   and
http://www.cfonews.com/ALGR.

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